Exhibit 99.1

Keating Capital Portfolio Company Completes IPO

Pre-IPO Investor Sees Another Venture Capital Backed Portfolio Company List on Senior Exchange

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--May 27, 2011--Keating Capital, Inc., a pre-IPO investment firm, noted today that one of its portfolio companies, Solazyme, Inc., completed an initial public offering of its common stock and is now listed on the Nasdaq Global Market under the ticker symbol SZYM. Solazyme sold 10,975,000 shares of its common stock at a price of $18.00 per share. Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. were the lead underwriters. This is the second company in Keating Capital’s portfolio to complete an IPO in 2011.

Highlights of Keating Capital’s investment in Solazyme:

  In July 2010, Keating Capital made a $1,000,000 investment in Solazyme’s Series D convertible preferred stock at a price per share of $8.86.
  Prior to the IPO, Keating Capital’s 112,927 shares of Series D preferred stock converted into 112,927 shares of Solazyme’s common stock, which are subject to a customary six-month lock-up following the IPO.
  As of March 31, 2011, the most recent date on which Keating Capital valued its investment in Solazyme, these securities were valued at $1,000,000 based on our original purchase price of $8.86 per share.

Founded in 2003 and based in South San Francisco, California, Solazyme is a renewable oil and green bioproducts company and is considered a leader in the development and commercialization of algal oil and bioproducts for the fuels and chemicals, nutrition, and skin and personal care markets. Solazyme’s unique, proprietary technology allows algae, when fed sugars and plant byproducts, to produce oil and biomaterials in industrial fermentation facilities.

Solazyme’s strategic partners include the U.S. Department of Navy, Chevron, Unilever, Dow Chemical and Roquette.

About Keating Capital, Inc.

Keating Capital (www.KeatingCapital.com) is a business development company that specializes in making pre-IPO investments in innovative, high growth private companies that are committed to and capable of becoming public. Keating Capital provides individual investors with the ability to participate in a unique fund that invests in a private company's late stage, pre-IPO financing round — an opportunity that has historically been reserved for institutional investors.

To be added to Keating Capital’s distribution list, go to www.KeatingCapital.com/contact.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in "Risk Factors" in Keating Capital's annual report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on February 28, 2011, and subsequent filings with the SEC. Please refer to Keating Capital's SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital's Web site has been provided as a convenience, and the information contained on such Web site is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com